Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2022

Fair Lawn, New Jersey (January 25, 2023): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia") and Freehold Bank ("Freehold"), reported net income of $21.9 million, or $0.21 per basic and diluted share, for the quarter ended December 31, 2022, as compared to net income of $23.3 million, or $0.23 per basic and diluted share, for the quarter ended December 31, 2021. Earnings for the quarter ended December 31, 2022 reflected a higher provision for credit losses and higher non-interest expense, partially offset by higher net interest income and higher non-interest income. The quarter ended December 31, 2021 included a $7.4 million reversal of provision of credit losses.
For the year ended December 31, 2022, the Company reported net income of $86.2 million, or $0.82 per basic and $0.81 per diluted share, as compared to net income of $92.0 million, or $0.88 per basic and diluted share, for the year ended December 31, 2021. Earnings for the year ended December 31, 2022 reflected a higher provision for loan losses, lower non-interest income, and higher non-interest expense partially offset by higher net interest income and lower income tax expense. Non-interest income for the year ended December 31, 2021 included a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration Paycheck Protection Program ("PPP"), and a $10.0 million reversal of provision of credit losses.

Thomas J. Kemly, President and Chief Executive Officer commented: "During 2022, the Company’s financial performance remained solid; core profitability, asset quality, and loan growth were strong. The rising interest rate environment coupled with pricing discipline, resulted in meaningful net interest margin expansion. Contributing to the Company growth, was the successful completion of our acquisition of RSI Bank, which is our fourth acquisition in the last three years. We continue to invest in new technologies and talent to improve our customer experience, enhance cybersecurity, expand product offerings and improve operational efficiencies. We are confident that the Company is well positioned for continued future success."

Results of Operations for the Three Months Ended December 31, 2022 and December 31, 2021

Net income of $21.9 million was recorded for the quarter ended December 31, 2022, a decrease of $1.4 million, or 6.2%, compared to net income of $23.3 million for the quarter ended December 31, 2021. The decrease in net income was primarily attributable to an $8.4 million increase in provision for credit losses, and a $1.1 million increase in non-interest expense, partially offset by a $7.4 million increase in net interest income, and a $555,000 increase in non-interest income.

Net interest income was $68.4 million for the quarter ended December 31, 2022, an increase of $7.4 million, or 12.2%, from $61.0 million for the quarter ended December 31, 2021. The increase in net interest income was primarily attributable to a $19.4 million increase in interest income, partially offset by an $11.9 million increase in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of interest-earning assets coupled with an increase in average yields due to the rise in interest rates in 2022. The increase in interest expense on deposits and borrowings was driven by an increase in the average balance of deposits and borrowings coupled with the repricing of existing deposits at higher rates. The Federal Reserve raised interest rates 25 basis points in March 2022, and again approved five additional rate increases between May 2022 and December 2022, ranging from 50 to 75 basis points. The rise in interest rates initially had a more immediate impact on interest income from loans, securities and other interest-earning assets than interest expense on deposits, as the repricing on deposit products lags in relation to increases in market interest rates. Prepayment penalties, which are included in interest income on loans, totaled $1.0 million for the quarter ended December 31, 2022, compared to $2.2 million for the quarter ended December 31, 2021.

The average yield on loans for the quarter ended December 31, 2022 increased 39 basis points to 4.05%, as compared to 3.66% for the quarter ended December 31, 2021, as interest income was influenced by rising interest rates and loan growth. The average yield on securities for the quarter ended December 31, 2022 increased 44 basis points to 2.45%, as compared to 2.01% for the quarter ended December 31, 2021, as a number of adjustable rate securities tied to various indexes continued to reprice higher during the quarter. The average yield on other interest-earning assets for the quarter ended December 31, 2022 increased 329 basis points to 4.00%, as compared to 0.71% for the quarter ended December 31, 2021, due to the rise in interest rates in 2022 as discussed above.

Total interest expense was $19.5 million for the quarter ended December 31, 2022, an increase of $11.9 million, or 156.5%, from $7.6 million for the quarter ended December 31, 2021. The increase in interest expense was primarily attributable to a 34 basis point increase in the average cost of deposits and an increase in the average balance of deposits. In addition, interest on borrowings increased $6.1 million, or 317.9%, due to a 261 basis point increase in the cost of total borrowings and an increase in the average balance of borrowings.

The Company's net interest margin for the quarter ended December 31, 2022 increased 12 basis points to 2.91%, when compared to 2.79% for the quarter ended December 31, 2021. The weighted average yield on interest-earning assets increased 61 basis points to 3.75% for the quarter ended December 31, 2022 as compared to 3.14% for the quarter ended December 31, 2021. The average cost of interest-bearing liabilities increased 62 basis points to 1.09% for the quarter ended December 31, 2022 as compared to 0.47% for the quarter ended December 31, 2021. The net interest margin increased for the quarter ended December 31, 2022, as the repricing of interest-bearing liabilities initially lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.

The provision for credit losses for the quarter ended December 31, 2022 was $1.0 million, an increase of $8.4 million, from a reversal of provision of credit losses of $7.4 million for the quarter ended December 31, 2021. The increase in provision for credit losses during the quarter was primarily attributable to an increase in the balances of loans and consideration of current and projected economic conditions.

Non-interest income was $7.5 million for the quarter ended December 31, 2022, an increase of $555,000, or 8.0%, from $7.0 million for the quarter ended December 31, 2021. The increase was primarily attributable to an increase in bank-owned life insurance income of $373,000, and an increase in other non-interest income of $819,000, primarily due to swap income and service fees related to branch products and services, partially offset by a decrease in income from title insurance fees of $899,000.

Non-interest expense was $44.5 million for the quarter ended December 31, 2022, an increase of $1.1 million, or 2.6%, from $43.4 million for the quarter ended December 31, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $2.5 million, and an increase in occupancy expense of $592,000, partially offset by a decrease in loss on the extinguishment of debt of $2.1 million. The increase in compensation and employee benefits expense was due to an increase in the number of employees as a result of recent mergers, along with normal annual increase in salaries and bonuses and related personnel benefit costs. The increase in occupancy expense primarily related to additional costs for locations that we acquired in connection with recent mergers. During the quarter ended December 31, 2021, the Company utilized excess liquidity to prepay borrowings and also terminated related derivative contracts, which resulted in a $2.1 million loss on early extinguishment of debt.

Income tax expense was $8.5 million for the quarter ended December 31, 2022, a decrease of $70,000, as compared to $8.6 million for the quarter ended December 31, 2021, mainly due to a decrease in pre-tax income, partially offset by a decrease in the Company's effective rate. The Company's effective tax rate was 28.1% and 27.0% for the quarters ended December 31, 2022 and 2021, respectively.

Results of Operations for the Years Ended December 31, 2022 and December 31, 2021

Net income of $86.2 million was recorded for the year ended December 31, 2022, a decrease of $5.9 million, or 6.4%, compared to net income of $92.0 million for the year ended December 31, 2021. The decrease in net income was primarily attributable to a $15.4 million increase in provision for credit losses, an $8.4 million decrease in non-interest income, and a $19.1 million increase in non-interest expense, partially offset by a $33.6 million increase in net interest income and a $3.4 million decrease in income tax expense.

Net interest income was $266.8 million for the year ended December 31, 2022, an increase of $33.6 million, or 14.4%, from $233.1 million for the year ended December 31, 2021. The increase in net interest income was primarily attributable to a $39.5 million increase in interest income partially offset by a $5.9 million increase in interest expense. The increase in interest income for the year ended December 31, 2022 was primarily due to an increase in the average balances and yields on interest-earning assets due to the rise in interest rates. As discussed above, the Federal Reserve raised interest rates numerous times throughout 2022. The rise in interest rates had a more immediate impact on interest income from loans, securities and other interest-earning assets than on interest expense on deposits, as the repricing on deposit products initially lags in relation to increases in market interest rates. Prepayment penalties, which are included in interest income on loans, totaled $4.5 million for the year ended December 31, 2022, compared to $5.0 million for the year ended December 31, 2021.

The average yield on loans for the year ended December 31, 2022 increased 7 basis points to 3.80%, as compared to 3.73% for the year ended December 31, 2021, as interest income increased due to rising rates and loan growth. The average yield on securities for the year ended December 31, 2022 increased 28 basis points to 2.26%, as compared to 1.98% for the year ended December 31, 2021 as $147.2 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes continued to reprice higher during the year. The average yield on other interest-earning assets for the year ended December 31, 2022 increased 217 basis points to 2.87%, as compared to 0.70% for the year ended December 31, 2021, due to the rise in interest rates in 2022 noted above.

Total interest expense was $42.9 million for the year ended December 31, 2022, an increase of $5.9 million, or 15.9%, from $37.0 million for the year ended December 31, 2021. The increase in interest expense was primarily attributable to an increase in interest on borrowings of $7.1 million due to a 149 basis point increase in the cost of total borrowings partially offset by a decrease in the average balance of borrowings. This increase was partially offset by a 7 basis point decrease in the average cost of interest-bearing deposits which was partially offset by the impact of the increase in the average balance of deposits.

The Company's net interest margin for the year ended December 31, 2022 increased 22 basis points to 2.98%, when compared to 2.76% for the year ended December 31, 2021. The weighted average yield on interest-earning assets for the year ended December 31, 2022 increased 26 basis points to 3.46%, when compared to 3.20% for the year ended December 31, 2021. The average cost of interest-bearing liabilities increased 6 basis points to 0.64% for the year ended December 31, 2022 as compared to 0.58% for the year ended December 31, 2021. The increase in costs for the year ended December 31, 2022 was driven by the rising rate environment. The net interest margin increased for the year ended December 31, 2022, as the repricing of interest-bearing liabilities initially lags in relation to the repricing of yields on interest-earning assets in a rising rate environment.

On January 1, 2022, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), also known as the Current Expected Credit Loss ("CECL") standard. CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that increased stockholders' equity by $6.2 million, net of tax. At adoption and on a gross basis, the Company decreased its allowance for credit losses ("ACL") by $16.8 million for loans, increased its ACL for unfunded commitments, included in other liabilities, by $7.7 million, and established an ACL for debt securities available for sale of $490,000. The provision for credit losses for the year ended December 31, 2022 was $5.5 million, an increase of $15.4 million, from a reversal of provision for credit losses of $10.0 million recorded for the year ended December 31, 2021. The increase in provision for credit losses during the year was primarily attributable to an increase in the balances of loans and the consideration of current and projected economic conditions.

Non-interest income was $30.4 million for the year ended December 31, 2022, a decrease of $8.4 million, or 21.7%, from $38.8 million for the year ended December 31, 2021. The decrease was primarily attributable to a decrease in income from the gain on the sale of loans of $10.6 million, a decrease in income from title insurance fees of $2.7 million, and a decrease in gain on securities transactions of $1.8 million, partially offset by an increase in demand deposit account fees of $1.5 million, an increase in bank-owned life insurance income of $1.4 million due to death benefit claims, an increase in the change in fair value of equity securities of $1.4 million, and an increase in other non-interest income of $1.4 million, primarily due to an insurance settlement. The gain on sale of loans for the year ended December 31, 2021 included a $7.7 million gain on the sale of commercial business loans granted as part of the Small Business Administration PPP.

Non-interest expense was $174.8 million for the year ended December 31, 2022, an increase of $19.1 million, or 12.3%, from $155.7 million for the year ended December 31, 2021. The increase was primarily attributable to an increase in compensation and employee benefits expense of $17.4 million, an increase in occupancy expense of $2.5 million, and an increase in merger-related expenses of $2.0 million, partially offset by a decrease in loss on the extinguishment of debt of $2.9 million. The increase in compensation and employee benefits expense was due to an increase in the number of employees as a result of recent mergers, along with normal annual increase in salaries and bonuses and related personnel benefit costs. There was an increase of 90 full time equivalent employees from December 31, 2021 compared to December 31, 2022. The increase in occupancy expense primarily related to additional costs incurred with respect to locations acquired in connection with recent mergers. The increase in merger-related expenses was mainly related to the acquisition of RSI Bank. During the year ended

December 31, 2021, the Company utilized excess liquidity to prepay borrowings and also terminated related derivative contracts, which resulted in a $2.9 million loss on early extinguishment of debt.

Income tax expense was $30.7 million for the year ended December 31, 2022, a decrease of $3.4 million, as compared to $34.1 million for the year ended December 31, 2021, mainly due to a decrease in pre-tax income, and to a lesser extent, a decrease in the Company's effective tax rate. The Company's effective tax rate was 26.3% and 27.1% for the years ended December 31, 2022 and 2021, respectively.

Balance Sheet Summary

Total assets increased $1.2 billion, or 12.8%, to $10.4 billion at December 31, 2022 from $9.2 billion at December 31, 2021. The increase in total assets was primarily attributable to an increase in cash and cash equivalents of $108.3 million, an increase in loans receivable, net of $1.3 billion, an increase in Federal Home Loan Bank stock of $35.0 million, an increase in goodwill and intangibles of $33.4 million, and an increase in other assets of $35.1 million, partially offset by decrease in debt securities available for sale of $375.2 million.

Cash and cash equivalents increased $108.3 million, or 152.6%, to $179.2 million at December 31, 2022 from $71.0 million at December 31, 2021. The increase was primarily attributable to $140.8 million in cash and cash equivalents acquired in the RSI Bank acquisition, repayments on loans and mortgage-backed securities, and the net increase in deposits and borrowings.

Debt securities available for sale decreased $375.2 million, or 22.0%, to $1.3 billion at December 31, 2022 from $1.7 billion at December 31, 2021. The decrease was attributable to repayments on securities of $282.0 million, sales of securities of $126.8 million, and an increase in the gross unrealized loss of $190.5 million, predominately due to rising interest rates, partially offset by purchases of securities of $147.2 million, primarily consisting of U.S government and agency obligations and mortgage-backed securities and $79.0 million of debt securities available for sale acquired due to the RSI Bank acquisition.

Federal Home Loan Bank stock increased $35.0 million, or 151.1%, to $58.1 million at December 31, 2022 from $23.1 million at December 31, 2021. The increase was attributable to the purchase of stock required upon acquiring new FHLB borrowings, which were utilized to fund loan growth.

Loans receivable, net, increased $1.3 billion, or 21.1%, to $7.6 billion at December 31, 2022 from $6.3 billion at December 31, 2021. One-to-four family real estate loans, multi-family real estate loans, commercial real estate loans, construction loans, and commercial business loans, increased $767.9 million, $198.1 million, $243.2 million, $41.5 million, and $45.2 million, respectively, partially offset by a decrease in home equity loans and advances of $2.3 million. The Company acquired $335.5 million in loans from the RSI Bank acquisition. The increase in one-to-four family real estate loans included the purchase of $8.3 million in loans from a third party. The allowance for credit losses for loans decreased $9.9 million to $52.8 million at December 31, 2022 from $62.7 million at December 31, 2021. A $16.8 million decrease in the allowance for credit losses for loans was recorded on January 1, 2022 upon adoption of the CECL standard. During the year ended December 31, 2022, the allowance for credit losses on loans increased $5.9 million, primarily due to an increase in the outstanding balance of loans, including $1.9 million in allowance for credit losses recorded on loans acquired from RSI Bank, and the consideration of current and projected economic conditions.

Goodwill and intangibles increased $33.4 million, or 36.48%, to $125.1 million at December 31, 2022 from $91.7 million at December 31, 2021. The increase is attributable to $25.4 million in adjusted goodwill and $10.3 million in core deposit intangibles initially recorded due to the RSI Bank acquisition.
Other assets increased $35.1 million, or 14.1%, to $284.8 million at December 31, 2022 from $249.6 million at December 31, 2021. The increase in other assets consisted of an increase of $37.0 million in net deferred tax assets, an increase of $9.5 million in interest rate swap assets, and an increase of $5.1 million in a low income housing tax credit asset, partially offset by a decrease of $17.2 million in the collateral balance related to our swap program and a decrease of $1.4 million in the Company's prepaid income taxes.

Total liabilities increased $1.2 billion, or 14.9%, to $9.4 billion at December 31, 2022 from $8.1 billion at December 31, 2021. The increase was primarily attributable to an increase in total deposits of $430.9 million, or 5.7%, an increase in borrowings of $749.7 million, or 198.7%, and an increase in accrued expenses and other liabilities of $19.9 million, or 12.4%. The increase in total deposits primarily consisted of increases in non-interest-bearing demand deposits, money market accounts, savings and club accounts and certificates of deposit of $94.1 million, $61.4 million, $90.9 million, and $191.7 million, respectively, partially offset by a decrease in interest-bearing demand deposits of $7.1 million. These increases included $502.7 million in deposits assumed in connection with the RSI Bank acquisition. The increase in borrowings was primarily driven by a $447.0 million increase in FHLB short-term and overnight borrowings, and a net $297.2 million increase in FHLB term advances, of which $5.8 million were acquired due to the RSI Bank acquisition. The increase in accrued expenses and other liabilities primarily consisted of $10.6 million in accrued expenses and other liabilities related to the RSI Bank acquisition, a $5.2 million increase in a low income housing tax credit liability, and a $6.4 million increase in allowance for credit losses for unfunded commitments.

Total stockholders’ equity decreased $25.5 million, or 2.4%, to $1.1 billion at December 31, 2022 and December 31, 2021, respectively. The decrease in equity was primarily attributable to an increase of $137.1 million in unrealized losses on debt securities available for sale, net of taxes, included in other comprehensive income, and the repurchase of 4,464,405 shares of common stock totaling $94.0 million, or $21.05 per share, under our stock repurchase program, partially offset by net income of $86.2 million, and an increase in paid-in capital primarily due to the issuance of 6,086,314 shares, totaling $102.7 million, of Company common stock to Columbia Bank MHC in connection with the RSI Bank acquisition.

Asset Quality

The Company's non-performing loans at December 31, 2022 totaled $6.7 million, or 0.09% of total gross loans, as compared to $3.9 million, or 0.06% of total gross loans, at December 31, 2021. The $2.8 million increase in non-performing loans was primarily attributable to an increase of $1.3 million in non-performing one-to-four family real estate loans and a $1.3 million increase in non-performing commercial real estate loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from seven non-performing loans at December 31, 2021 to twelve loans at December 31, 2022. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from one non-performing loan at December 31, 2021 to two non-performing loans at December 31, 2022. Non-performing assets as a percentage of total assets totaled 0.06% at December 31, 2022 as compared to 0.04% at December 31, 2021.

For the quarter ended December 31, 2022, net charge-offs totaled $59,000 as compared to $245,000 in net charge-offs for the quarter ended December 31, 2021. For the year ended December 31, 2022, net charge-offs totaled $45,000 as compared to $2.0 million in net charge-offs for the year ended December 31, 2021.

The Company's allowance for credit losses on loans was $52.8 million, or 0.69% of total gross loans, at December 31, 2022, compared to $62.7 million, or 0.99% of total gross loans, at December 31, 2021. The decrease in the allowance for credit losses for loans was primarily attributable to the impact of the initial adoption of the CECL standard on January 1, 2022, which resulted in a decrease to allowance for credit losses on loans of $16.8 million, partially offset by an increase in provision for credit losses of $5.5 million recorded during the year ended December 31, 2022, due to an increase in the balance of loans and evaluation of current and future economic conditions.

Stock Repurchase Program

During the year ended December 31, 2022, the Company repurchased 4,464,405 shares of common stock at a cost of $94.0 million, or $21.05 per share, and during the quarter ended December 31, 2022, the Company repurchased 1,043,658 shares of common stock at a cost of $22.2 million, or $21.30 per share. On December 14, 2022, the Company announced that its Board of Directors authorized the Company's fifth stock repurchase program to acquire up to 3,000,000 shares, or approximately 2.7%, of the Company's then issued and outstanding common stock, commencing upon the completion of the Company’s fourth stock repurchase program. As of January 20, 2023, there are 3,096,700 shares remaining to be repurchased under the existing program.

Annual Meeting of Stockholders

On January 25, 2023, the Company also announced that its annual meeting of stockholders will be held on June 7, 2023.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiaries Columbia Bank and Freehold Bank, and their wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 65 full-service banking offices. Freehold Bank is a federally chartered savings bank headquartered in Freehold, New Jersey that operates 2 full-service banking offices. Both banks offer traditional financial services to consumers and businesses in their market areas.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2022	2021
Assets	(Unaudited)
Cash and due from banks	$179,097	$70,702
Short-term investments	131	261
Total cash and cash equivalents	179,228	70,963

Debt securities available for sale, at fair value	1,328,634	1,703,847
Debt securities held to maturity, at amortized cost (fair value of $370,391, and $434,789 at December 31, 2022 and 2021, respectively)	421,523	429,734
Equity securities, at fair value	3,384	2,710
Federal Home Loan Bank stock	58,114	23,141

Loans receivable	7,677,564	6,360,601
Less: allowance for credit losses (1)	52,803	62,689
Loans receivable, net	7,624,761	6,297,912

Accrued interest receivable	33,898	28,300
Office properties and equipment, net	83,877	78,708
Bank-owned life insurance	264,854	247,474
Goodwill and intangible assets	125,142	91,693
Other assets	284,754	249,615
Total assets	$10,408,169	$9,224,097

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,001,159	$7,570,216
Borrowings	1,127,047	377,309
Advance payments by borrowers for taxes and insurance	45,460	36,471
Accrued expenses and other liabilities	180,908	161,020
Total liabilities	9,354,574	8,145,016

Stockholders' equity:
Total stockholders' equity	1,053,595	1,079,081
Total liabilities and stockholders' equity	$10,408,169	$9,224,097

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$76,159	$56,939	$263,559	$228,841
Debt securities available for sale and equity securities	8,480	8,690	34,221	30,211
Debt securities held to maturity	2,471	2,376	9,694	8,632
Federal funds and interest-earning deposits	229	120	474	430
Federal Home Loan Bank stock dividends	593	454	1,722	2,036
Total interest income	87,932	68,579	309,670	270,150
Interest expense:
Deposits	11,552	5,706	27,878	29,109
Borrowings	7,987	1,911	15,015	7,907
Total interest expense	19,539	7,617	42,893	37,016

Net interest income	68,393	60,962	266,777	233,134

Provision for (reversal of) credit losses (1)	971	(7,392)	5,485	(9,953)

Net interest income after provision for (reversal of) credit losses	67,422	68,354	261,292	243,087

Non-interest income:
Demand deposit account fees	1,164	1,121	5,293	3,803
Bank-owned life insurance	1,892	1,519	7,393	5,994
Title insurance fees	635	1,534	3,423	6,088
Loan fees and service charges	996	774	3,924	2,983
Gain on securities transactions	—	10	210	2,025
Change in fair value of equity securities	(69)	17	(401)	(1,792)
Gain (loss) on sale of loans	69	(24)	178	10,790
Other non-interest income	2,839	2,020	10,380	8,940
Total non-interest income	7,526	6,971	30,400	38,831

Non-interest expense:
Compensation and employee benefits	30,533	28,028	116,926	99,534
Occupancy	5,751	5,159	22,589	20,071
Federal deposit insurance premiums	669	623	2,591	2,374
Advertising	650	498	2,865	2,358
Professional fees	2,431	2,156	8,158	7,363
Data processing and software expenses	3,326	3,316	13,362	11,497
Merger-related expenses	134	692	2,810	822
Loss on extinguishment of debt	—	2,109	—	2,851
Other non-interest expense	1,014	791	5,515	8,867
Total non-interest expense	44,508	43,372	174,816	155,737

Income before income tax expense	30,440	31,953	116,876	126,181

Income tax expense	8,549	8,619	30,703	34,132

Net income	$21,891	$23,334	$86,173	$92,049

Earnings per share-basic	$0.21	$0.23	$0.82	$0.88
Earnings per share-diluted	$0.21	$0.23	$0.81	$0.88
Weighted average shares outstanding-basic	105,997,676	103,175,662	105,580,823	104,156,112
Weighted average shares outstanding-diluted	106,631,357	103,441,082	106,193,161	104,156,112

(1) The Company adopted ASU 2016-13 as of January 1, 2022. Prior year periods have not been restated.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,458,467	$76,159	4.05%	$6,164,058	$56,939	3.66%
Securities	1,774,890	10,951	2.45%	2,188,093	11,066	2.01%
Other interest-earning assets	81,592	822	4.00%	322,636	574	0.71%
Total interest-earning assets	9,314,949	87,932	3.75%	8,674,787	68,579	3.14%
Non-interest-earning assets	842,571			690,630
Total assets	$10,157,520			$9,365,417

Interest-bearing liabilities:
Interest-bearing demand	$2,684,095	$4,882	0.72%	$2,549,131	$1,942	0.30%
Money market accounts	709,591	1,244	0.70%	646,324	363	0.22%
Savings and club deposits	932,732	121	0.05%	793,670	119	0.06%
Certificates of deposit	1,937,489	5,305	1.09%	1,777,361	3,282	0.73%
Total interest-bearing deposits	6,263,907	11,552	0.73%	5,766,486	5,706	0.39%
FHLB advances	820,634	7,558	3.65%	690,445	1,824	1.05%
Notes payable	29,885	297	3.94%	2,933	25	3.38%
Junior subordinated debentures	7,499	130	6.88%	7,352	62	3.35%
Other borrowings	163	2	4.87%	—	—	—%
Total borrowings	858,181	7,987	3.69%	700,730	1,911	1.08%
Total interest-bearing liabilities	7,122,088	$19,539	1.09%	6,467,216	$7,617	0.47%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,759,372			1,646,975
Other non-interest-bearing liabilities	244,504			198,764
Total liabilities	9,125,964			8,312,955
Total stockholders' equity	1,031,556			1,052,462
Total liabilities and stockholders' equity	$10,157,520			$9,365,417

Net interest income		$68,393			$60,962
Interest rate spread			2.66%			2.67%
Net interest-earning assets	$2,192,861			$2,207,571
Net interest margin			2.91%			2.79%
Ratio of interest-earning assets to interest-bearing liabilities	130.79%			134.13%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Years Ended December 31,
	2022			2021
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$6,939,419	$263,559	3.80%	$6,139,290	$228,841	3.73%
Securities	1,943,459	43,915	2.26%	1,965,901	38,843	1.98%
Other interest-earning assets	76,500	2,196	2.87%	350,162	2,466	0.70%
Total interest-earning assets	8,959,378	$309,670	3.46%	8,455,353	$270,150	3.20%
Non-interest-earning assets	782,444			647,650
Total assets	$9,741,822			$9,103,003

Interest-bearing liabilities:
Interest-bearing demand	$2,685,675	$11,307	0.42%	$2,395,493	$8,177	0.34%
Money market accounts	695,849	2,593	0.37%	632,011	1,900	0.30%
Savings and club deposits	922,916	466	0.05%	752,983	731	0.10%
Certificates of deposit	1,834,876	13,512	0.74%	1,835,866	18,301	1.00%
Total interest-bearing deposits	6,139,316	27,878	0.45%	5,616,353	29,109	0.52%
FHLB advances	546,542	13,449	2.46%	724,790	7,637	1.05%
Notes payable	30,084	1,194	3.97%	740	25	3.38%
Junior subordinated debentures	7,600	370	4.87%	7,448	245	3.29%
Other borrowings	55	2	3.64%	—	—	—%
Total borrowings	584,281	15,015	2.57%	732,978	7,907	1.08%
Total interest-bearing liabilities	6,723,597	$42,893	0.64%	6,349,331	$37,016	0.58%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,742,607			1,522,322
Other non-interest-bearing liabilities	210,280			206,436
Total liabilities	8,676,484			8,078,089
Total stockholders' equity	1,065,338			1,024,914
Total liabilities and stockholders' equity	$9,741,822			$9,103,003

Net interest income		$266,777			$233,134
Interest rate spread			2.82%			2.62%
Net interest-earning assets	$2,235,781			$2,106,022
Net interest margin			2.98%			2.76%
Ratio of interest-earning assets to interest-bearing liabilities	133.25%			133.17%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Yield on interest-earning assets:
Loans	4.05%	3.80%	3.68%	3.62%	3.66%
Securities	2.45	2.27	2.14	2.20	2.01
Other interest-earning assets	4.00	2.68	1.93	2.81	0.71
Total interest-earning assets	3.75%	3.47%	3.31%	3.27%	3.14%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	0.73%	0.44%	0.31%	0.32%	0.39%
Total borrowings	3.69	2.47	1.67	1.32	1.08
Total interest-earning liabilities	1.09%	0.62%	0.40%	0.39%	0.47%

Interest rate spread	2.66%	2.85%	2.91%	2.88%	2.67%
Net interest margin	2.91%	3.01%	3.01%	2.98%	2.79%

Ratio of interest-earning assets to interest-bearing liabilities	130.79%	132.57%	134.81%	135.20%	134.13%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.86%	0.99%	0.88%	1.01%
Core return on average assets	0.87%	1.09%	0.93%	1.03%
Return on average equity	8.42%	8.80%	8.09%	8.98%
Core return on average equity	8.52%	9.68%	8.49%	9.16%
Core return on average tangible equity	9.70%	10.57%	9.56%	10.01%
Interest rate spread	2.66%	2.67%	2.82%	2.62%
Net interest margin	2.91%	2.79%	2.98%	2.76%
Non-interest income to average assets	0.29%	0.30%	0.31%	0.43%
Non-interest expense to average assets	1.74%	1.84%	1.79%	1.71%
Efficiency ratio	58.63%	63.85%	58.83%	57.26%
Core efficiency ratio	58.26%	59.73%	56.64%	56.13%
Average interest-earning assets to average interest-bearing liabilities	130.79%	134.13%	133.25%	133.17%
Net charge-offs to average outstanding loans	—%	0.02%	—%	0.03%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	December 31,
	2022 (1)	2021
Company:
Total capital (to risk-weighted assets)	15.39%	17.13%
Tier 1 capital (to risk-weighted assets)	14.59%	16.15%
Common equity tier 1 capital (to risk-weighted assets)	14.49%	16.04%
Tier 1 capital (to adjusted total assets)	10.68%	11.23%

Columbia Bank:
Total capital (to risk-weighted assets)	14.12%	15.39%
Tier 1 capital (to risk-weighted assets)	13.32%	14.38%
Common equity tier 1 capital (to risk-weighted assets)	13.32%	14.38%
Tier 1 capital (to adjusted total assets)	9.74%	9.80%

Freehold Bank:
Total capital (to risk-weighted assets)	22.92%	22.87%
Tier 1 capital (to risk-weighted assets)	22.19%	22.86%
Common equity tier 1 capital (to risk-weighted assets)	22.19%	22.86%
Tier 1 capital (to adjusted total assets)	15.19%	13.71%

(1) Estimated ratios at December 31, 2022.

ASSET QUALITY:
	December 31,
	2022	2021
	(Dollars in thousands)
Non-accrual loans	$6,721	$3,939
90+ and still accruing	—	—
Non-performing loans	6,721	3,939
Real estate owned	—	—
Total non-performing assets	$6,721	$3,939

Non-performing loans to total gross loans	0.09%	0.06%
Non-performing assets to total assets	0.06%	0.04%
Allowance for credit losses on loans ("ACL")	$52,803	$62,689
ACL to total non-performing loans	785.64%	1,591.50%
ACL to gross loans	0.69%	0.99%
Unamortized purchase accounting fair value credit marks on acquired loans	$4,025	$5,019

LOAN DATA:
	December 31,
	2022	2021
Real estate loans:	(In thousands)
One-to-four family	$2,860,184	$2,092,317
Multifamily	1,239,207	1,041,108
Commercial real estate	2,413,394	2,170,236
Construction	336,553	295,047
Commercial business loans	497,469	452,232
Consumer loans:
Home equity loans and advances	274,302	276,563
Other consumer loans	3,425	1,428
Total gross loans	7,624,534	6,328,931
Purchased credit deteriorated ("PCD") loans	17,059	6,791
Net deferred loan costs, fees and purchased premiums and discounts	35,971	24,879
Allowance for credit losses	(52,803)	(62,689)
Loans receivable, net	$7,624,761	$6,297,912

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2022	2021
	(Dollars in thousands)
Total stockholders' equity	$1,053,595	$1,079,081
Less: goodwill	(110,715)	(85,324)
Less: core deposit intangible	(13,505)	(5,214)
Total tangible stockholders' equity	$929,375	$988,543

Shares outstanding	108,970,476	107,442,453

Book value per share	$9.67	$10.04
Tangible book value per share	$8.53	$9.20

Reconciliation of Core Net Income
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Net income	$21,891	$23,334	$86,173	$92,049
Less: gain on securities transactions, net of tax	—	(7)	(156)	(1,481)
Less: insurance settlement, net of tax	—	—	(486)	—
Add: merger-related expenses, net of tax	168	879	2,210	974
Add: loss on extinguishment of debt, net of tax	—	1,539	—	2,079
Add: litigation expense, net of tax	46	—	2,913	—
Add: branch closure expense, net of tax	58	—	199	410
Core net income	$22,163	$25,745	$90,853	$94,031

Return on Average Assets
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
Net income	$21,891	$23,334	$86,173	$92,049

Average assets	$10,157,520	$9,365,417	$9,741,822	$9,103,003

Return on average assets	0.86%	0.99%	0.88%	1.01%

Core net income	$22,163	$25,745	$90,853	$94,031

Core return on average assets	0.87%	1.09%	0.93%	1.03%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
Total average stockholders' equity	$1,031,556	$1,052,462	$1,065,338	$1,024,914
Less: gain on securities transactions, net of tax	—	(7)	(156)	(1,481)
Less: insurance settlement, net of tax	—	—	(486)	—
Add: merger-related expenses, net of tax	168	879	2,210	974
Add: loss on extinguishment of debt, net of tax	—	1,539	—	2,079
Add: litigation expenses, net of tax	46	—	2,913	—
Add: branch closure expense, net of tax	58	—	199	410
Core average stockholders' equity	$1,031,828	$1,054,873	$1,070,018	$1,026,896

Return on average equity	8.42%	8.80%	8.09%	8.98%

Core return on core average equity	8.52%	9.68%	8.49%	9.16%

Return on Average Tangible Equity
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
Total average stockholders' equity	$1,031,556	$1,052,462	$1,065,338	$1,024,914
Less: average goodwill	(111,115)	(81,018)	(103,477)	(79,842)
Less: average core deposit intangible	(13,905)	(5,346)	(11,352)	(5,717)
Total average tangible stockholders' equity	$906,536	$966,098	$950,509	$939,355

Core return on average tangible equity	9.70%	10.57%	9.56%	10.01%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(Dollars in thousands)
Net interest income	$68,393	$60,962	$266,777	$233,134
Non-interest income	7,526	6,971	30,400	38,831
Total income	$75,919	$67,933	$297,177	$271,965

Non-interest expense	$44,508	$43,372	$174,816	$155,737

Efficiency ratio	58.63%	63.85%	58.83%	57.26%

Non-interest income	$7,526	$6,971	$30,400	$38,831
Less: gain on securities transactions	—	(10)	(210)	(2,025)
Less: insurance settlement	—	—	(650)	—
Core non-interest income	$7,526	$6,961	$29,540	$36,806

Non-interest expense	$44,508	$43,372	$174,816	$155,737
Less: merger-related expenses	(134)	(692)	(2,810)	(822)
Less: loss on extinguishment of debt	—	(2,109)	—	(2,851)
Less: litigation expenses	(62)	—	(3,916)	—
Less: branch closure expense	(78)	—	(266)	(548)
Core non-interest expense	$44,234	$40,571	$167,824	$151,516

Core efficiency ratio	58.26%	59.73%	56.64%	56.13%